ReliaStar Life Insurance Company
20 Washington Avenue South
Minneapolis, Minnesota  55401

April 9, 1999



ReliaStar Life Insurance Company of New York
1000 Woodbury Road, Suite 102
Woodbury, New York 11797

Madam/Sir:

In connection with the proposed registration under the Securities Act of 1933, as amended, of individual variable annuity contracts (the "Contracts") issued by ReliaStar Life Insurance Company of New York Variable Annuity Separate Account II (the "Separate Account"), I have examined documents relating to the establishment of the Separate Account by the Board of Directors of ReliaStar Life Insurance Company of New York (the "Company") as a separate account for assets applicable to variable annuity contracts, pursuant to New York Statutes
Section 4240, as amended, and the Post-effective Amendment No. 1 to the Registration Statement on Form N-4 (the "Registration Statement"), and I have examined such other documents and have reviewed such matters of law as I deemed necessary for this opinion, and I advise you that in my opinion:

        1. The Separate Account is a separate account of the Company duly created and validly existing pursuant to the laws of the State of New York.

        2. The contracts, when issued in accordance with the Prospectus constituting a part of the Registration Statement and upon compliance with applicable local law, will be legal and binding obligations of the Separate Account and the Company in accordance with their respective terms.

        3. The portion of the assets held in the Separate Account equal to reserves and other contract liabilities with respect to the Separate Account are not chargeable with liabilities arising out of any other business the Company may conduct.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me wherever appearing therein.

Very truly yours,


/s/ Stewart D. Gregg
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Stewart D. Gregg, Counsel